EXHIBIT 99.01

Cadence Elects Ita Brennan and Lewis Chew to Board of Directors

SAN JOSE, Calif., March 16, 2020—Cadence Design Systems, Inc. (Nasdaq: CDNS) today announced the election of Ita Brennan and Lewis Chew to its board of directors, effective March 15, 2020. Ms. Brennan is senior vice president, chief financial officer at Arista Networks, Inc., which provides software-driven cognitive cloud computing for the large-scale data center and campus environment. Mr. Chew is executive vice president and chief financial officer at Dolby Laboratories, Inc., which creates audio and imaging technologies that transform entertainment and communications at the cinema, home and work and on mobile devices.

“We are honored to welcome Ita Brennan and Lewis Chew to our board of directors,” said John B. Shoven, Ph.D., Cadence’s chairman of the board. “Cadence is committed to providing our customers with innovative solutions that enable them to develop their transformational products. Ita and Lewis’s financial expertise will augment the board’s strength in this area, and their deep industry knowledge and strong customer relationships will provide valuable strategic and operational insights to further strengthen Cadence’s position in existing and emerging market segments.”

Prior to joining Arista in 2015, Ms. Brennan served in a number of key finance roles, including chief financial officer for QuantumScope Corporation, a designer and manufacturer of solid-state lithium metal batteries, from 2014 to 2015, and chief financial officer for Infinera Corporation, an intelligent transport networking company, from 2006 to 2014. Prior to 2006, Ms. Brennan held various roles at Maxtor Corporation, a storage solutions company, including vice president of finance for Maxtor’s worldwide operations. Ms. Brennan is a fellow of the Institute of Chartered Accountants and an alumna of Deloitte and Touche, an accounting firm, in both Ireland and the U.S.

Prior to joining Dolby Laboratories in 2012, Mr. Chew served as senior vice president of finance and chief financial officer of National Semiconductor Corporation, a designer and manufacturer of semiconductor components, from 2001 to 2011. Prior to joining National Semiconductor, Mr. Chew was a partner at KPMG LLP, an accounting firm. He has been recognized five times as one of America’s best CFOs by Institutional Investor magazine in its annual ranking. In 2009, Mr. Chew was a finalist for the Bay Area CFO of the Year Award, and in 2002, Treasury & Risk magazine named him one of the nation’s top 40 finance executives under the age of 40.

About Cadence

Cadence is a pivotal leader in electronic design, building upon more than 30 years of computational software expertise. The company applies its underlying Intelligent System Design strategy to deliver software, hardware and IP that turn design concepts into reality. Cadence customers are the world’s most innovative companies, delivering extraordinary electronic products from chips to boards to systems for the most dynamic market applications including consumer, hyperscale computing, 5G communications, automotive, aerospace, industrial and health. For six years in a row, Fortune Magazine has named Cadence one of the 100 Best Companies to Work For. Learn more at www.cadence.com.

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For more information, please contact:

Cadence Newsroom

408-944-7039

newsroom@cadence.com

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